Exhibit 99.1

February 2, 2010

Dow Reports Fourth Quarter and Full-Year Results
Higher Quarterly Sales and Operating Earnings Driven by Double-Digit Volume Growth in
Emerging Geographies and by Joint Venture Performance versus the Same Quarter Last Year

Fourth Quarter 2009 Highlights

•
The Company reported earnings of $0.08 per share, equivalent to $0.18 per share excluding certain items.(1) This compares with a reported loss of $1.68 per share in the fourth quarter of 2008, equivalent to a loss of $0.63 per share excluding certain items and discontinued operations.

•
Reported sales in the quarter increased 15 percent, to $12.5 billion compared to reported sales in the same period last year. On a pro forma(2) basis excluding completed divestitures, sales increased 4 percent, driven by a 10 percent increase in volume and a 6 percent decrease in price. Sequentially, and on the same pro forma basis, sales increased 8 percent, driven by a 3 percent increase in volume and a 5 percent increase in price, which largely offset a greater than $525 million increase in purchased feedstock and energy costs.

•
Quarterly volume on a pro forma basis increased 33 percent in emerging geographies versus the same period last year. On a pro forma basis and excluding divestitures, volume increased sequentially in all geographic areas except North America, which declined 1 percent.

•
EBITDA(3) on a pro forma basis excluding certain items increased $809 million versus the same quarter last year, with the combined performance segments up more than 85 percent. EBITDA from all operating segments was higher except Health and Agricultural Sciences, which was down $36 million year-over-year largely due to increased research and development (R&D) investments in Dow AgroSciences.

•
Structural cost reductions were more than $215 million in the quarter and more than $1.2 billion for the year, ahead of Company goals. Dow has now achieved 140 percent of the 12-month cost synergy and restructuring run-rate goal for the integration of Rohm and Haas Company.

•
Equity earnings were $219 million in the quarter, or $284 million excluding certain items, led by performance at Dow Corning, EQUATE and MEGlobal. This represents a return to the level of equity earnings reported prior to the economic downturn in the fourth quarter of 2008.

(1)	See Supplemental Information at the end of the release for a description of these items.
(2)	The pro forma historical information reflects the combination of Dow and Rohm and Haas assuming the acquisition had been consummated on January 1, 2008, and the treatment of Dow’s Calcium Chloride business as discontinued operations.
(3)	Earnings before interest, income taxes, depreciation and amortization ("EBITDA"). A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided following the Operating Segments table.
®TM	Trademark of The Dow Chemical Company or an affiliated company of Dow.

•
As of the end of the year, the Company reduced its net debt(4) to total capitalization to 48 percent, reflecting the full repayment of the bridge loan related to the acquisition of Rohm and Haas as well as the full repayment of the outstanding balance of the Company’s revolving credit facility.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow delivered significantly better year-over-year revenue and earnings in the fourth quarter driven largely by volume gains across virtually all operating segments and improved equity earnings. Emerging geographies were a major factor in our results for the quarter, with volume up an impressive 33 percent, truly reflecting the strength of our broad geographic footprint. Quarterly equity earnings returned to a level not seen since before the economic downturn, further demonstrating the strategic importance of our joint ventures. We achieved all of this while furthering our growth strategy and by maintaining our focus on financial discipline. This allowed us to grow revenues, volume, and earnings while increasing our R&D investments yet still achieving reductions in structural costs.”

2009 Full-Year Highlights

•
Dow reported full-year earnings of $0.32 per share, or $0.63 per share excluding certain items and discontinued operations. Reported earnings for 2008 were $0.62 per share, or $1.79 per share excluding certain items and discontinued operations.

•
The Company reported sequential sales improvements throughout the year. These increases, however, were not enough to offset the full-year pro forma sales decline of 30 percent. Volume declined 13 percent, with Asia Pacific, Latin America and IMEA performing markedly better than North America and Europe.

•	Feedstock and energy costs fell $10.2 billion, or 40 percent, which led to price declines of 17 percent versus 2008. Price declines were reported in all operating segments and in all geographic areas.

•
Equity earnings were $630 million for the year. Excluding Dow’s share of a restructuring charge recognized by Dow Corning and a charge related to the Company’s Equipolymers joint venture, equity earnings were $724 million, 8 percent lower than the $787 million in 2008. The largest contributors were Dow Corning and EQUATE.

•	Dow completed the year ahead of its cost reduction and synergy goals, with an end-of-year run-rate of more than $1.7 billion, over 115 percent of the Company’s goal.

•	Despite one of the worst economic environments in decades, cash provided by operating activities was $2.1 billion in 2009, and the Company ended the year with a cash balance of $2.8 billion.

(4)	Net debt equals total debt minus cash and cash equivalents.

•
Since the completion of the acquisition of Rohm and Haas on April 1, 2009, Dow divested four non-core businesses ahead of schedule and to strategic buyers, and retired all Series B and C perpetual preferred shares from its capital structure at par. In addition, the Company reduced long-term debt with maturities through 2011 by 80 percent, and reduced total indebtedness by more than $2.5 billion. These actions lowered the net debt to total capitalization ratio to 48 percent, ahead of the Company’s target, and reduced the Company’s financing costs by $500 million per year.

	Three Months Ended
In millions, except per share amounts	Dec 31, 2009	Sept 30, 2009	Dec 31, 2008
Net Sales	$12,466	$12,046	$10,850
Pro Forma Net Sales Excluding Divestitures	$12,466	$11,584	$11,991

Earnings (Loss) per Common Share	$0.08	$0.63	$(1.68)
Earnings (Loss) per Common Share excluding Certain Items and Discontinued Operations	$0.18	$0.24	$(0.63)

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2009	Dec 31, 2008
Net Sales	$44,875	$57,361
Pro Forma Net Sales Excluding Divestitures	$46,519	$65,486

Earnings per Common Share	$0.32	$0.62
Earnings per Common Share excluding Certain Items and Discontinued Operations	$0.63	$1.79

Review of Fourth Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $12.5 billion for the fourth quarter of 2009, representing a 15 percent increase compared with reported sales in the same period last year.

Note: All additional sales, price and volume comparisons are presented on a pro forma basis, unless otherwise specified.

Sales in the fourth quarter of 2009, excluding completed divestitures, increased 4 percent compared to the same period last year, driven by a 10 percent increase in volume, partially offset by a 6 percent decrease in price. Growth was reported in all operating segments except Hydrocarbons and Energy.

From a geographic perspective, volume trends favored emerging regions. Volume grew more than 20 percent versus the same period last year in Asia Pacific, Latin America, Eastern Europe, and IMEA.

Sequentially, excluding completed divestitures, sales increased 8 percent. Volume increased 3 percent and price increased 5 percent, largely offsetting a greater than $525 million increase in purchased feedstock and energy costs which escalated toward the end of the quarter and hampered the Company’s ability to further improve margins. On the same basis, volume grew in all geographic areas except North America, which declined 1 percent. Normal seasonal patterns within Electronic and Specialty Materials (down 4 percent) and Coatings and Infrastructure (down 14 percent) were offset by strong demand in Health and Agricultural Sciences (up 38 percent), and volume gains in Basic Plastics (up 6 percent) and Basic Chemicals (up 16 percent).

EBITDA on a pro forma basis excluding certain items increased $809 million, with the combined performance segments up more than 85 percent versus the same quarter last year. EBITDA in all operating segments were higher except Health and Agricultural Sciences, which was down $36 million largely due to increased research and development (R&D) investments in Dow AgroSciences.

Net income from continuing operations for the quarter was $178 million. This compares with a net loss from continuing operations of $1.55 billion in the fourth quarter of 2008. Net income from continuing operations was $799 million in the prior quarter, which reflected after-tax gains of $512 million from the Company’s divestitures of ownership stakes in Total Raffinaderij Nederland N.V. (TRN) and the OPTIMAL Group of Companies.

Reported earnings for the current quarter were $0.08 per share versus a loss of $1.68 per share in the fourth quarter of 2008.

The Company earned $0.18 per share in the quarter, excluding certain items. This compares with a loss of $0.63 per share in the same quarter last year, excluding certain items and discontinued operations. Certain items in the current quarter included an adjustment to the previously recognized gain from the divestiture of the Company’s ownership stake in the OPTIMAL Group of Companies, which increased earnings $0.01 per share; a charge of $0.06 per share, related to the Company’s Equipolymers joint venture; transaction, integration and other acquisition costs of $0.03 per share, related to the acquisition of Rohm and Haas; a purchased in process research and development charge of $0.01 per share; and a charge of $0.01 per share related to a goodwill impairment loss. (See supplemental information at the end of the release for a description of certain items affecting results.)

The Company benefited from a lower tax rate in the quarter due to higher earnings in emerging geographies and joint ventures.

The Company’s global operating rate in the fourth quarter was 76 percent, a 12 percentage point increase from the fourth quarter of 2008 which was impacted by a severe downturn in demand and manufacturing activity. On a sequential basis, the global operating rate fell 2 percentage points, as normal seasonal patterns were mostly offset by increased production in Basic Chemicals.

Structural cost reductions are ahead of Company goals, with savings of more than $215 million in the quarter and more than $1.2 billion year-to-date, resulting in an annualized run-rate of more than $1.7 billion. The Company has already achieved 140 percent of the 12-month cost synergy and restructuring run-rate goal for the integration of Rohm and Haas, which began nine months ago.

Selling, General and Administrative (SG&A) expenses, as reported, were up more than 50 percent from the fourth quarter of last year, due to the acquisition of Rohm and Haas. On a pro forma basis, SG&A expenses declined 4 percent from the same period last year despite a 15 percent increase in Health and Agricultural Sciences that was driven by new product launches and commercial activities related to recently-acquired seed companies.

R&D expenses, as reported, increased more than 35 percent from the fourth quarter of last year, primarily due to the acquisition of Rohm and Haas. R&D expenses were flat on a pro forma basis,

excluding Health and Agricultural Sciences, as that segment continued to invest in its technology-rich pipeline.

Equity earnings were $219 million in the quarter. Excluding certain items, equity earnings were $284 million, returning to the level of earnings reported prior to the fourth quarter of 2008. Dow Corning, EQUATE and MEGlobal led the improvement in equity earnings.

“Dow delivered significantly better year-over-year revenue and earnings in the fourth quarter driven largely by volume gains across virtually all operating segments and improved equity earnings,” said Andrew N. Liveris, Dow chairman and chief executive officer. “Emerging geographies were a major factor in our results for the quarter, with volume up an impressive 33 percent, truly reflecting the strength of our broad geographic footprint. Quarterly equity earnings returned to a level not seen since before the economic downturn, further demonstrating the strategic importance of our joint ventures. We achieved all of this while furthering our growth strategy and by maintaining our focus on financial discipline. This allowed us to grow revenues, volume, and earnings while increasing our R&D investments yet still achieving reductions in structural costs.”

Note: Due to rapidly changing business conditions, the Company has included comparisons to the prior quarter in addition to comparisons to the same period last year in the following operating segment summaries. Comparisons to the same period last year are made on a pro forma basis.

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.2 billion, flat with the same period last year. Volume increased 1 percent and price decreased 1 percent. Consumer demand for electronics remained firm in the quarter, reflecting a continuation in the industry’s recovery that began in the second quarter of the year. Within Electronic Materials, double-digit sales growth was reported by all business units versus the same period last year, except Interconnect Technologies, which reported lower sales as a result of the business’ decision to exit the gold salts product line in North America in late 2008. Excluding the impact of these sales in the same period last year, the Interconnect Technologies business also experienced a double-digit sales increase year-over-year. On a geographic basis, all business units reported substantial volume growth in Asia Pacific, particularly in Greater China. Sales in Specialty Materials declined versus the same period last year due to lower demand across most business units, although results for the business were higher as a result of margin expansion and structural cost reductions. Dow Water and Process Solutions reported lower sales compared with a record quarter last year due to relatively weak demand from industrial customers. Dow Wolff Cellulosics reported a year-over-year decline in volume, primarily driven by value chain de-stocking in regulated end-markets, partly offset by an uptick in demand from the construction sector, which showed signs of stabilization. Equity earnings for the segment were $133 million, reflecting continued strong performance at Dow Corning. This compares with equity earnings of $87 million in the same period last year. EBITDA for the segment was $402 million. This compares with EBITDA of $274 million in the same period last year, which was reduced by a charge of $17 million for restructuring activities.

Performance Versus Prior Quarter

On a sequential basis, sales in the Electronic and Specialty Materials segment declined 3 percent, with volume down 4 percent and price up 1 percent. In the Electronic Materials business, the typical seasonal pause in demand did not occur, as customers continued to re-stock inventories in response to improving downstream demand. The Semiconductor Technologies business reported volume and price gains versus the prior quarter, as foundry utilization rates remained at high levels, comparable to those seen in the third quarter. The Specialty Materials business reported modestly lower sales versus the prior quarter, primarily due to lower demand across all business units except Dow Water and Process Solutions, which benefited from higher sales of ion exchange resins, particularly in North America and Asia Pacific. Dow Wolff Cellulosics reported a sales decline versus the prior quarter, primarily due to the seasonal reduction in demand from construction end-markets. Equity earnings of $133 million in the fourth quarter were higher compared with equity earnings of $94 million in the third quarter of 2009. Fourth quarter EBITDA of $402 million was modestly lower than third quarter EBITDA of $407 million.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1,178 million, down 3 percent compared with the same period last year. Volume increased 1 percent, while price declined 4 percent. Year-over-year volume growth was reported in Asia Pacific, Latin America and IMEA, with robust demand in these regions for both architectural and industrial coatings. This growth more than offset reduced demand in North America and Europe. Dow Coating Materials reported lower sales versus the same period last year, driven by price declines, particularly for epoxy-based coatings. Year-over-year volume for Dow Coating Materials was flat, as strong growth in emerging geographies offset weak demand in North America and Europe. Dow Building and Construction reported a year-over-year sales decline, driven primarily by the continuing weakness in commercial construction, especially in North America and Europe, despite double-digit volume growth in Asia Pacific and IMEA versus the same period last year. However, the business reported better results in the do-it-yourself channel in North America, and higher year-over-year insulation sales in Japan. EBITDA for the segment was $108 million. This compares with EBITDA of $66 million in the same period last year, which was reduced by a charge of $27 million for restructuring activities.

Performance Versus Prior Quarter

Compared with the prior quarter, sales in Coatings and Infrastructure reported a seasonal decline of 11 percent, with volume down 14 percent and price up 3 percent. At the segment level, volume growth in Asia Pacific, Latin America and IMEA was more than offset by the seasonal decline in coatings and construction end-markets in North America and Europe. Dow Building and Construction and Dow Coating Materials both reported declines in sales, driven by typical seasonal slowdowns, although Dow Coating Materials saw signs of stabilizing demand in residential construction sectors in the United States, and increasing demand in China. Industrial coatings for automotive and maintenance applications also showed signs of improvement. Fourth quarter EBITDA was $108 million compared with third quarter EBITDA of $213 million.

Health and Agricultural Sciences

Health and Agricultural Sciences reported sales of $1.1 billion, up 17 percent from $920 million in the year-ago period. Volume increased 26 percent, while price was down 9 percent. Agricultural Chemicals reported volume increases over the same quarter last year due to higher range and pasture herbicide sales in Latin America, stronger cereal herbicide sales in Europe and North America, and strong demand for fungicides in Latin America. Combined sales of new products pyroxsulam cereal herbicide, penoxsulam rice herbicide, spinetoram insecticide and aminopyralid range and pasture herbicide increased over 130 percent compared with the same period last year. Excess industry supply of glyphosate had an unfavorable impact on selling prices compared with the year-ago period. Seeds, Traits and Oils reported double-digit growth in corn seed sales in Brazil, which was partially the result of volume shifting from the prior quarter due to a delayed planting season. EBITDA for Health and Agricultural Sciences was $69 million reflecting increased investment in R&D and higher SG&A expenses. This compares with EBITDA of $85 million in the fourth quarter of 2008, which was reduced by charges of $17 million for purchased in-process R&D and $3 million for restructuring activities.

Performance Versus Prior Quarter

On a sequential basis, sales were up 35 percent from sales of $796 million in the prior quarter. Volume was up 38 percent reflecting strong corn seed sales in Brazil, and increased sales of range and pasture herbicides and insecticides in Latin America as farmers in the region delayed planting from the third quarter. The business also delivered higher sales of new herbicide products. Price was down 3 percent. Fourth quarter EBITDA for Health and Agricultural Sciences of $69 million compared with EBITDA of $5 million in the prior quarter.

Performance Systems

Performance Systems reported sales of $1,577 million, down 3 percent compared with sales of $1,630 million in the same quarter last year. Volume increased 7 percent, while price was down 10 percent. Virtually every business within the segment reported year-over-year volume growth. Both Dow Automotive Systems and Dow Elastomers recorded double-digit volume growth, with faster paced gains in Asia Pacific and IMEA. Continued recovery in the automotive industry buoyed demand for the segment, with light vehicle production in China reaching record highs in the quarter. Dow Automotive Systems also gained new flexible foam seating business with a local Chinese original equipment manufacturer. Formulated Systems posted volume gains, most notably in Asia Pacific, stimulated by Chinese government infrastructure projects. Sales into wind energy applications for epoxy systems grew considerably in the quarter. Continued weakness in the construction sector resulted in a volume decline in Dow Wire and Cable. EBITDA for Performance Systems was $153 million, compared with a loss of $241 million in the year-ago period, which was reduced by $1 million of hurricane-related costs, a goodwill impairment loss of $209 million and a charge of $70 million for restructuring activities.

Performance Versus Prior Quarter

Sales increased 3 percent sequentially, as a 4 percent increase in price was partially offset by a 1 percent decline in volume. Dow Automotive Systems reported volume growth in the quarter, due to a combination of inventory restocking and improving business fundamentals in the automotive sector. Volume in Dow Elastomers declined despite solid demand from the automotive sector and for food packaging applications, which have shown resilience throughout the recession. Volume for Formulated Systems and Dow Wire and Cable fell, largely due to the seasonality of sales into the construction industry. Although each business in the segment reported price increases during the quarter, margins were under pressure from rising raw material costs. Fourth quarter EBITDA of $153 million compares with third quarter EBITDA of $207 million, which included $1 million related to the Company’s gain on the sale of OPTIMAL.

Performance Products

Performance Products reported sales of $2,604 million, compared with sales of $2,587 million in the same quarter last year. Sales were up 1 percent from the same period last year. Volume rose 16 percent, while price declined 15 percent. Double-digit volume growth was reported across all geographic areas except North America, and across all business units, with the exception of Emulsion Polymers. Volume growth in the Polyurethanes business was reported in all geographic areas, helped by seasonally higher sales of propylene glycol, improving demand and a tight supply/demand balance for toluene diisocyanate (TDI). The introduction of new methylene diphenyl diisocyanate (MDI) processing technology enabled volume growth in appliance end-markets, which also contributed to results in the quarter. The Epoxy business reported flat sales with the year-ago period, as strong volume gains in Asia Pacific, Latin America and IMEA were completely offset by lower prices from industry overcapacity which continued to put downward pressure on pricing. Results for the Oxygenated Solvents business improved versus the same period last year partly due to strong demand for disinfectants to combat the H1N1 flu epidemic, food preservatives in Europe, and coatings and electronics applications in Asia Pacific. Colder than expected weather boosted deicer sales. This, combined with an increased demand in Europe for heat transfer fluids used in new concentrated solar plant projects, drove results in the Performance Fluids, Polyglycols and Surfactants business. Fourth quarter EBITDA for the segment was $302 million, which included a goodwill impairment loss of $7 million and a gain of $5 million relating to the Company’s sale of OPTIMAL. This compares with a loss of $32 million in the year-ago period, which was reduced by $15 million of hurricane-related costs and a charge of $39 million for restructuring activities.

Performance Versus Prior Quarter

On a sequential basis, sales in the Performance Products segment rose 8 percent, with volume up 1 percent and price up 7 percent. Results for Polyurethanes improved substantially versus the prior quarter. The business expanded margins, achieving both price and volume increases due to tight supply/demand balance for TDI, and new business captured in appliance end-markets. Epoxy reported a modest sales decline versus the prior quarter on seasonally lower demand, particularly in construction-related applications, and lower sales of epichlorohydrin following an exceptionally strong third quarter. Sales in Oxygenated Solvents rose versus the prior quarter as price increases more than offset normal seasonal declines in volume. Fourth quarter EBITDA of $302 million, which was reduced by a net $2 million of certain items, compares with third quarter EBITDA of $438 million, which included $140 million of the Company’s gain on the sale of OPTIMAL.

Basic Plastics

Sales in the Basic Plastics segment were $2.9 billion, up 17 percent from the same quarter last year, as volume increased 13 percent and price increased 4 percent. Price increases were reported in all geographic areas, except Latin America. Within Basic Plastics, Polyethylene registered the strongest growth in volume. Relatively low production costs in North America and a weak U.S. dollar allowed continued export opportunities, which enabled the business to achieve double-digit volume growth in developing regions such as Asia Pacific and Latin America. Polypropylene recorded double-digit volume growth, primarily due to good demand and tight propylene supply in Europe, which partially offset weakness in North America, where customers delayed purchases due to volatile propylene prices. Volume in Styrenics was flat, and price declined slightly. The segment reported equity losses of $1 million, which reflected a $65 million charge related to Equipolymers.

This compares with equity losses of $50 million in the year-ago period. Key contributors to the increase were operating results from EQUATE, Equipolymers (excluding certain items) and Siam Polyethylene. Basic Plastics EBITDA for the quarter was $548 million. Excluding certain items, EBITDA was $613 million in the quarter. This compares with a loss of $102 million in the year-ago period, which included restructuring charges of $148 million, a goodwill impairment loss of $30 million, and $3 million of hurricane-related costs.

Performance Versus Prior Quarter

On a sequential basis, sales in the Basic Plastics segment rose 10 percent, as volume increased 6 percent and price increased by 4 percent. Polyethylene and Polypropylene price increases in all geographic areas partially offset the unfavorable impact of rising feedstock costs. Polyethylene reported volume growth in every geographic area, led by strong growth in Europe and Asia Pacific. Polypropylene volume also grew at a fast pace in the quarter, although sales to China contracted sharply as the export window from North America closed during the quarter. In Europe, Polypropylene reported volume growth as demand held up in the quarter and industry outages resulted in tight local supply. Styrenics reported a modest increase in both volume and price. Excluding certain items, equity earnings increased $9 million sequentially, principally due to improved results from EQUATE. EBITDA in the fourth quarter for Basic Plastics was $613 million, excluding $65 million of certain items, compared with third quarter EBITDA of $590 million.

Basic Chemicals

Sales in the Basic Chemicals segment were $728 million, up 5 percent from the same period last year. Volume increased 23 percent and price fell 18 percent. The Chlor-Alkali/Chlor-Vinyl business reported lower sales versus the same period last year, primarily due to caustic soda prices that were substantially below year-ago levels as a result of weakness in alumina, chemical processing and pulp and paper industries. Vinyl chloride monomer (VCM) sales were higher than the year-ago period as price and volume improved, although demand continued to be relatively weak due to low infrastructure spending in the United States, tight credit and reduced housing construction. Ethylene Oxide/Ethylene Glycol (EO/EG) results improved significantly from the year-ago period, partly due to economic stimulus efforts in China that supported demand for monoethylene glycol (MEG), and tighter global supply/demand balances resulting from industry operating issues. Equity earnings were $69 million for the quarter, compared with a loss of $14 million in the year-ago period. EQUATE and MEGlobal drove the year-over-year improvement in equity earnings. EBITDA for the fourth quarter was $20 million, which included an additional gain of $6 million relating to the Company’s sale of OPTIMAL. This compares with a loss of $176 million in the year-ago period, which was reduced by $14 million of hurricane-related costs and a charge of $103 million for restructuring activities.

Performance Versus Prior Quarter

On a sequential basis, sales in Basic Chemicals increased 28 percent, with volume growth of 16 percent and price gains of 12 percent. Caustic soda prices moved higher after bottoming in the third quarter, and VCM prices rose for the third consecutive quarter on increasing cost pressure, coupled with improving demand. The EO/EG business reported higher price and volume sequentially, in part due to economic stimulus efforts in China that encouraged demand for MEG derivatives. Equity earnings of $69 million in the fourth quarter compared with $45 million in the third quarter, primarily driven by sequential improvement at EQUATE. EBITDA for the fourth quarter of $20 million, which was increased by $6 million of certain items, compares with EBITDA of $195 million in the third quarter, which included $187 million of the Company’s gain on the sale of OPTIMAL.

Review of Results for 2009

Dow reported full-year earnings of $0.32 per share, equivalent to $0.63 per share excluding certain items and discontinued operations. Reported earnings for 2008 were $0.62 per share, or $1.79 per share excluding certain items and discontinued operations. (See supplemental information at the end of the release for a description of certain items affecting results.)

Net income from continuing operations for the year was $566 million. This compares with net income from continuing operations in 2008 of $626 million.

Dow reported full-year sales of $44.9 billion, down 22 percent from reported sales in 2008. The Company reported sequential sales improvements throughout the year, but these gains were not enough to offset an overall sales decline of 30 percent versus 2008 on a pro forma basis.

Volume declined 13 percent, with the emerging geographies of Asia Pacific, Latin America and IMEA performing markedly better than North America and Europe. Volume declined in all operating segments except Health and Agricultural Sciences, which reported a 4 percent volume gain.

Feedstock and energy costs fell $10.2 billion, or 40 percent, which led to price declines of 17 percent versus 2008. Price declines were reported in all operating segments and in all geographic areas.

Equity earnings were $630 million. Excluding Dow’s share of a restructuring charge recognized by Dow Corning and a charge related to the Company’s Equipolymers joint venture, equity earnings were $724 million, 8 percent lower than the $787 million in 2008. The largest contributors were Dow Corning and EQUATE.

Dow completed the year ahead of its cost reduction and synergy goals, with an end of year run-rate of more than $1.7 billion.

Despite one of the worst economic environments in decades, cash provided by operating activities was $2.1 billion in 2009, and the Company ended the year with a cash balance of $2.8 billion.

Since the completion of the acquisition of Rohm and Haas on April 1, 2009, Dow divested four non-core businesses ahead of schedule and to strategic buyers, and retired all Series B and C perpetual preferred shares from its capital structure at par. In addition, the Company reduced long-term debt with maturities through 2011 by 80 percent and reduced total indebtedness by more than $2.5 billion. These actions lowered the net debt to total capitalization ratio to 48 percent, ahead of plan, and lowered its financing costs by $500 million per year.

Outlook

Commenting on the Company’s outlook, Liveris said:

“We see demand in emerging geographies continuing to show sustained growth, which bodes well for global growth. Growth will continue to lag in the U.S. and Europe, however, as high unemployment persists and questions about the sustainability of government stimulus spending remain.

“Dow’s ongoing financial discipline, transformed portfolio and strong presence in emerging geographies position us well to benefit from an economic recovery. Throughout 2009, this approach delivered sequential revenue growth which accelerated during the fourth quarter.

“This operating discipline has served us well last year, and will continue throughout 2010. This, coupled with our broad geographic footprint, larger portfolio of specialty businesses, invigorated innovation engine and world-class plastics franchise, will drive earnings growth into the future.”

Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, Dow had annual sales of $45 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Results of continuing operations in the fourth quarter of 2009 were impacted by the following items:

•
Goodwill impairment loss of $7 million related to the Dow Haltermann reporting unit. The loss is shown as “Goodwill impairment losses” in the consolidated statements of income and reflected in Performance Products.

•
Net pretax restructuring charges of $8 million. The Company recorded a pretax $13 million unfavorable adjustment related to pension settlement costs associated with 2009 restructuring activities and a $5 million reduction in the severance reserve related to 2007 restructuring activities. The net impact of the adjustments, which is shown as “Restructuring charges” in the consolidated statements of income, impacted Corporate.

•
Pretax charge of $7 million for purchased in-process research and development (“IPR&D”) related to a recent technology purchase in the Ventures business. The charge is shown as “Purchased in-process research and development charges” in the consolidated statements of income and reflected in Corporate.

•
Pretax charges totaling $45 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

•
Pretax charges totaling $65 million for an impairment related to Equipolymers, a nonconsolidated affiliate. The charge is shown as “Equity in earnings (losses) of nonconsolidated affiliates” in the consolidated statements of income and reflected in Basic Plastics.

•
Pretax $11 million favorable adjustment to the gain on the sale of the OPTIMAL Group of Companies (“OPTIMAL”), nonconsolidated affiliates, on September 30, 2009, included in “Sundry income – net,” and reflected in Performance Products ($5 million) and Basic Chemicals ($6 million).

Results of continuing operations in the fourth quarter of 2008 were impacted by the following items:

•
Pretax costs totaling $54 million related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008. These costs, which primarily included the repair of property damage and unabsorbed fixed costs, are included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $1 million in Performance Systems, $14 million in Performance Products, $3 million in Basic Plastics, $14 million in Basic Chemicals, $16 million in Hydrocarbons and Energy, and $6 million in Corporate.

•
Pretax legal expenses and other costs of $69 million related to the K-Dow transaction that were expensed upon Petrochemical Industries Company’s refusal to close the K-Dow transaction on January 2, 2009. These costs are shown as “Cost of sales” in the consolidated statements of income and reflected in Corporate.

•
Goodwill impairment losses of $239 million related to the Dow Automotive ($209 million against Performance Systems) and Polypropylene ($30 million against Basic Plastics) reporting units. The losses are shown as “Goodwill impairment losses” in the consolidated statements of income.

•
Net pretax restructuring charges of $839 million. In December 2008, the Company’s Board of Directors approved a restructuring plan as part of a series of actions to advance the Company’s strategy and respond to the severe economic downturn. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $785 million, including asset write-downs and write-offs of $336 million, severance costs of $321 million and costs associated with exit or disposal activities (such as pension curtailment costs and environmental remediation) of $128 million. In addition, the Company recorded a $60 million unfavorable adjustment to restructuring charges recorded in the fourth quarter of 2007 and a $6 million favorable adjustment to restructuring charges recorded in the third quarter of 2006. The net impact of the fourth quarter charges and adjustments, which is shown as “Restructuring charges” in the consolidated statements of income, impacted all operating segments.

•
Pretax charge of $17 million for IPR&D related to the acquisition of assets of Süwestsaat GbR. The charge is shown as “Purchased in-process research and development charges” in the consolidated statements of income and reflected in Health and Agricultural Sciences.

•
Pretax charges totaling $31 million for legal expenses and other transaction costs related to the acquisition of Rohm and Haas. These charges are shown as “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

Pro forma results of continuing operations in the fourth quarter of 2008 were impacted by three Rohm and Haas items:

•	Pretax costs totaling $9 million related to Hurricanes Gustav and Ike, impacting Performance Products ($1 million) and Corporate ($8 million).

•
Net pretax restructuring charges totaling $97 million, including severance and employee benefits of $79 million and asset impairments of $18 million. The impact was reflected in the operating segments as follows: $7 million in Electronic and Specialty Materials, $11 million in Coatings and Infrastructure and $79 million in Corporate.

•	Pretax charges totaling $27 million for transaction costs related to Dow’s April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2009 and December 31, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Impact of Hurricanes Gustav and Ike (4)	-	$(54)	-	$(34)	-	$(0.03)
K-Dow related expenses	-	(69)	-	(44)	-	(0.05)
Goodwill impairment losses	$(7)	(239)	$(7)	(230)	$(0.01)	(0.25)
Restructuring charges	(8)	(839)	(4)	(628)	-	(0.68)
Purchased in-process research and development charges	(7)	(17)	(5)	(17)	(0.01)	(0.02)
Transaction, integration and other acquisition costs	(45)	(31)	(34)	(25)	(0.03)	(0.03)
Equipolymers impairment	(65)	-	(65)	-	(0.06)	-
Gain on sale of OPTIMAL	11	-	7	-	0.01	-
Total Dow	$(121)	$(1,249)	$(108)	$(978)	$(0.10)	$(1.06)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(9)
Restructuring charges	-	(97)
Transaction and other acquisition costs	-	(27)
Total Pro Forma	$(121)	$(1,382)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders - Earnings per common share – diluted”
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $15 million in the fourth quarter of 2008 in lost margin on lost sales, the equivalent of $0.01 per share, which is not included in the amounts presented in the table.

In addition to the items described above for the fourth quarter of 2009, results of continuing operations for the year ended December 31, 2009 were impacted by the following items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter of 2009. The increase was included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $681 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which was shown as “Restructuring charges” in the consolidated statements of income, was reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Basic Plastics, $75 million in Basic Chemicals, $65 million in Hydrocarbons and Energy and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which was reflected in Health and Agricultural Sciences, and a net increase of $19 million to the 2008 restructuring charge resulting from adjustments to severance, reflected in Corporate.

•
Pretax charges totaling $181 million for transaction ($121 million included in “Acquisition and integration related expenses”) and other acquisition costs ($60 million primarily included primarily in “Selling, general and administrative expenses”) related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company. This charge was reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

•
Net pretax gain of $457 million on the sale of Total Raffinaderij Nederland N.V. (“TRN”), a nonconsolidated affiliate, on September 1, 2009. The net gain consisted of a $513 million gain on the sale included in “Sundry income – net,” offset by $56 million in hedging losses included in “Cost of sales,” reflected in Hydrocarbons and Energy.

•
Pretax gain of $328 million on the sale of OPTIMAL, included in “Sundry income – net,” and reflected in the operating segments as follows:  $1 million in Performance Systems, $140 million in Performance Products and $187 million in Basic Chemicals.

•	Pretax loss of $56 million on the early extinguishment of debt included in “Sundry income – net,” reflected in Corporate.

In addition to the items described above for the fourth quarter of 2009, pro forma results of continuing operations for the year ended December 31, 2009 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

In addition to the items described above for the fourth quarter of 2008, results of continuing operations for 2008 were impacted by the following third quarter items:

•
Pretax costs totaling $127 million related to Hurricanes Gustav and Ike. These costs, which included the repair of property damage, clean-up costs, unabsorbed fixed costs and inventory write-offs, are included in “Cost of sales” and reflected in the operating segments as follows: $2 million in Electronic and Specialty Materials, $2 million in Health and Agricultural Sciences, $5 million in Performance Systems, $45 million in Performance Products, $13 million in Basic Plastics, $21 million in Basic Chemicals, $36 million in Hydrocarbons and Energy, and $3 million in Corporate.

•
Pretax charges totaling $27 million for IPR&D related to the acquisitions of assets of Texas Triumph Seed Co., Inc.; Dairyland Seed Co., Inc.; and Bio-Plant Research Ltd; these charges are reflected in Health and Agricultural Sciences.

•	Pretax charges totaling $18 million for legal expenses and other transaction costs related to the acquisition of Rohm and Haas; these charges are reflected in Corporate.

In addition to the items described above for the fourth quarter of 2008, pro forma results of continuing operations for the year ended December 31, 2008 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $20 million related to Hurricanes Gustav and Ike, impacting Electronic and Specialty Materials ($1 million), Performance Products ($18 million) and Corporate ($1 million).

•
Net pretax restructuring charges totaling $102 million, including severance and employee benefits of $77 million and asset impairments of $25 million. The impact was reflected in the operating segments as follows: $5 million in Electronic and Specialty Materials, $12 million in Coatings and Infrastructure, $2 million in Performance Systems and $83 million in Corporate.

•	Pretax charges totaling $27 million for transaction costs related to Dow’s April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•	Gain of $87 million on the April 2008 divestiture of 40 percent equity investment in UP Chemical Company, reflected in Electronic and Specialty Materials.

The following table summarizes the impact of certain items recorded in the year ended December 31, 2009 and December 31, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	$(209)	-	$(132)	-	$(0.13)	-
Impact of Hurricanes Gustav and Ike (4)	-	$(181)	-	$(115)	-	$(0.12)
K-Dow related expenses	-	(69)	-	(44)	-	(0.05)
Goodwill impairment losses	(7)	(239)	(7)	(230)	(0.01)	(0.25)
Restructuring charges	(689)	(839)	(466)	(628)	(0.45)	(0.68)
Purchased in-process research and development charges	(7)	(44)	(5)	(44)	(0.01)	(0.05)
Transaction, integration and other acquisition costs	(226)	(49)	(170)	(43)	(0.16)	(0.05)
Dow Corning restructuring	(29)	-	(27)	-	(0.03)	-
Equipolymers impairment	(65)	-	(65)	-	(0.06)	-
Gain on sale of TRN	457	-	321	-	0.29	-
Gain on sale of OPTIMAL	339	-	198	-	0.18	-
Loss on early extinguishment of debt	(56)	-	(36)	-	(0.03)	-
Total Dow	$(492)	$(1,421)	$(389)	$(1,104)	$(0.41)	$(1.20)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	$(2)	$(29)
Restructuring charges	(2)	(199)
Transaction and other acquisition costs	(80)	(54)
Gain on sale of 40 percent equity investment in UP Chemical Company	-	87
Total Pro Forma	$(576)	$(1,616)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders - Earnings per common share – diluted”
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $15 million in the fourth quarter of 2008 and $50 million in the third quarter of 2008 in lost margin on lost sales, the equivalent of $0.01 per share in the fourth quarter and $0.03 per share in the third quarter, which are not included in the amounts presented in the table.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions, except per share amounts (Unaudited)	2009	2008	2009	2008
Net Sales	$12,466	$10,850	$44,875	$57,361
Cost of sales	10,860	10,459	39,148	51,913
Research and development expenses	419	310	1,492	1,310
Selling, general and administrative expenses	698	457	2,487	1,966
Amortization of intangibles	157	24	399	92
Goodwill impairment losses (Note B)	7	239	7	239
Restructuring charges (Note C)	8	839	689	839
Purchased in-process research and development charges (Note D)	7	17	7	44
Acquisition and integration related expenses (Note E)	45	31	166	49
Asbestos-related credit (Note F)	-	54	-	54
Equity in earnings (losses) of nonconsolidated affiliates	219	(4)	630	787
Sundry income - net (Note G)	58	40	891	89
Interest income	12	14	39	86
Interest expense and amortization of debt discount	404	192	1,571	648
Income (Loss) from Continuing Operations Before Income Taxes	150	(1,614)	469	1,277
Provision (Credit) for income taxes	(28)	(65)	(97)	651
Net Income (Loss) from Continuing Operations	178	(1,549)	566	626
Income from discontinued operations, net of income taxes (Note H)	-	9	110	28
Net Income (Loss)	178	(1,540)	676	654
Net income attributable to noncontrolling interests	6	12	28	75
Net Income (Loss) Attributable to The Dow Chemical Company	172	(1,552)	648	579
Preferred stock dividends	85	-	312	-
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$87	$(1,552)	$336	$579

Per Common Share Data:
Net income (loss) from continuing operations available for common stockholders	$0.08	$(1.69)	$0.22	$0.59
Discontinued operations attributable to common stockholders	-	0.01	0.10	0.03
Earnings (Loss) per common share - basic	$0.08	$(1.68)	$0.32	$0.62

Net income (loss) from continuing operations available for common stockholders	$0.08	$(1.69)	$0.22	$0.59
Discontinued operations attributable to common stockholders	-	0.01	0.10	0.03
Earnings (Loss) per common share - diluted	$0.08	$(1.68)	$0.32	$0.62

Common stock dividends declared per share of common stock	$0.15	$0.42	$0.60	$1.68
Weighted-average common shares outstanding - basic	1,113.0	924.4	1,043.2	930.4
Weighted-average common shares outstanding - diluted	1,127.2	931.2	1,053.9	939.0

Depreciation	$611	$519	$2,291	$2,016
Capital Expenditures	$585	$692	$1,410	$2,276
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A:  The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Current Report on Form 8-K filed on September 25, 2009. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: During the fourth quarter of 2009, the Company recorded a pretax charge of $7 million for a goodwill impairment loss related to the Dow Haltermann reporting unit. During the fourth quarter of 2008, the Company recorded pretax charges totaling $239 million for goodwill impairment losses related to the Automotive Systems ($209 million) and Polypropylene ($30 million) reporting units.

Note C: In the first quarter of 2009, the Company recorded additional severance of $19 million related to 2008 restructuring activities.
     In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. The restructuring plan includes the shut down of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million in the second quarter of 2009, which included asset write-downs and write-offs, severance costs and costs associated with exit or disposal activities. In the second quarter of 2009, the Company also recorded a $15 million reduction in the 2007 restructuring reserve.

In the fourth quarter of 2009, the Company recorded a $13 million unfavorable adjustment to the 2009 restructuring charges and a $5 million favorable adjustment to the 2007 restructuring charges.
     In December 2008, Dow's Board of Directors approved a restructuring plan as part of a series of actions to advance the Company's strategy and respond to the severe economic downturn. The restructuring plan includes the shut down of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $785 million in the fourth quarter of 2008. The charges included asset write-downs and write-offs, severance costs and costs associated with exit or disposal activities. In the fourth quarter of 2008, the Company also recorded a $60 million unfavorable adjustment to the 2007 restructuring charges and a $6 million favorable adjustment to the 2006 restructuring charges.

Note D: In the fourth quarter of 2009, a pretax charge of $7 million was recorded for estimated values assigned to purchased in-process research and development related to a recent technology purchase within the Ventures business, aligned with Corporate. During the third and fourth quarters of 2008, pretax charges totaling $27 million and $17 million, respectively, were recorded for estimated values assigned to purchased in-process research and development related to recent acquisitions within the Health and Agricultural Sciences segment.

Note E:  On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the fourth quarter of 2009, pretax charges totaling $45 million ($166 million for the year) were recorded for transaction and integration costs related to the acquisition. During the third and fourth quarters of 2008, pretax charges totaling $18 million and $31 million, respectively, were recorded for legal expenses and other transaction costs related to the pending acquisition.

Note F: In December 2008, Union Carbide reduced its asbestos-related liability $54 million based on a new study completed in the fourth quarter of 2008 by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

Note G:  On September 1, 2009, the Company completed the sale of Total Raffinaderij Nederland N.V., a nonconsolidated affiliate, and recognized a net pretax gain of $457 million, which consisted of a $513 million gain on the sale included in “Sundry income – net,” offset by $56 million in hedging losses included in “Cost of sales.”  In addition, in the third quarter of 2009, the Company recognized a pretax loss of $56 million on the early extinguishment of debt.

     On September 30, 2009, the Company completed the sale of the OPTIMAL Group of Companies, nonconsolidated affiliates, and recognized a $328 million pretax gain in the third quarter of 2009 and a $11 million pretax favorable adjustment to the gain in the fourth quarter of 2009.

Note H:  On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million. The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations for all periods presented.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets
	Dec. 31,	Dec. 31,
In millions (Unaudited)	2009	2008
Assets
Current Assets
Cash and cash equivalents	$2,846	$2,800
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2009: $160; 2008: $124)	5,656	3,782
Other	3,539	3,074
Inventories	6,847	6,036
Deferred income tax assets - current	672	368
Total current assets	19,560	16,060
Investments
Investment in nonconsolidated affiliates	3,224	3,204
Other investments	2,561	2,245
Noncurrent receivables	210	276
Total investments	5,995	5,725
Property
Property	53,567	48,391
Accumulated depreciation	35,426	34,097
Net property	18,141	14,294
Other Assets
Goodwill	13,114	3,394
Other intangible assets (net of accumulated amortization - 2009: $1,302; 2008: $825)	5,966	829
Deferred income tax assets - noncurrent	2,039	3,900
Asbestos-related insurance receivables - noncurrent	330	658
Deferred charges and other assets	792	614
Total other assets	22,241	9,395
Total Assets	$65,937	$45,474

Liabilities and Equity
Current Liabilities
Notes payable	$2,139	$2,360
Long-term debt due within one year	1,082	1,454
Accounts payable:
Trade	4,153	3,306
Other	2,014	2,227
Income taxes payable	186	637
Deferred income tax liabilities - current	78	88
Dividends payable	254	411
Accrued and other current liabilities	3,200	2,625
Total current liabilities	13,106	13,108
Long-Term Debt	19,152	8,042
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,285	746
Pension and other postretirement benefits - noncurrent	7,242	5,466
Asbestos-related liabilities - noncurrent	734	824
Other noncurrent obligations	3,294	3,208
Total other noncurrent liabilities	12,555	10,244
Preferred Securities of Subsidiaries	-	500
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	-
Common stock	2,906	2,453
Additional paid-in capital	1,913	872
Retained earnings	16,704	17,013
Accumulated other comprehensive loss	(3,892)	(4,389)
Unearned ESOP shares	(519)	-
Treasury stock at cost	(557)	(2,438)
The Dow Chemical Company's stockholders' equity	20,555	13,511
Noncontrolling interests	569	69
Total equity	21,124	13,580
Total Liabilities and Equity	$65,937	$45,474
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
Pro Forma Comparisons
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2009	2008	2009	2008
Sales by operating segment
Electronic and Specialty Materials	$1,223	$1,229	$4,614	$5,729
Coatings and Infrastructure	1,178	1,219	4,788	6,219
Health and Agricultural Sciences	1,076	920	4,537	4,609
Performance Systems	1,577	1,630	5,854	8,228
Performance Products	2,604	2,587	9,123	13,127
Basic Plastics	2,889	2,470	9,925	14,240
Basic Chemicals	728	696	2,467	4,265
Hydrocarbons and Energy	1,134	1,574	4,241	8,968
Corporate	57	552	1,095	1,539
Total	$12,466	$12,877	$46,644	$66,924
EBITDA (1) by operating segment
Electronic and Specialty Materials	$402	$274	$1,060	$1,565
Coatings and Infrastructure	108	66	467	654
Health and Agricultural Sciences	69	85	577	892
Performance Systems	153	(241)	675	274
Performance Products	302	(32)	1,099	1,064
Basic Plastics	548	(102)	1,665	1,746
Basic Chemicals	20	(176)	103	278
Hydrocarbons and Energy	(1)	(69)	391	(70)
Corporate	(255)	(529)	(1,092)	(1,092)
Total	$1,346	$(724)	$4,945	$5,311
Certain items increasing (reducing) EBITDA by operating segment (2)
Electronic and Specialty Materials	$-	$(17)	$(172)	$62
Coatings and Infrastructure	-	(27)	(254)	(39)
Health and Agricultural Sciences	-	(20)	15	(49)
Performance Systems	-	(280)	(29)	(287)
Performance Products	(2)	(54)	43	(117)
Basic Plastics	(65)	(181)	(66)	(194)
Basic Chemicals	6	(117)	118	(138)
Hydrocarbons and Energy	-	(34)	392	(70)
Corporate	(60)	(652)	(623)	(784)
Total	$(121)	$(1,382)	$(576)	$(1,616)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$133	$87	$290	$465
Coatings and Infrastructure	-	-	3	2
Health and Agricultural Sciences	(1)	-	2	4
Performance Systems	(2)	(9)	4	(2)
Performance Products	4	(3)	31	52
Basic Plastics	(1)	(50)	112	115
Basic Chemicals	69	(14)	163	214
Hydrocarbons and Energy	18	(9)	33	41
Corporate	(1)	(6)	(8)	(8)
Total	$219	$(4)	$630	$883

(1)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes.  EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole.  A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

		Three Months Ended		Twelve Months Ended
		Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
		2009	2008	2009	2008
	EBITDA	$1,346	$(724)	$4,945	$5,311
	- Depreciation and amortization	804	801	3,075	3,213
	+ Interest income	12	18	42	102
	- Interest expense and amortization of debt discount	404	431	1,960	1,908
	Income (Loss) from Continuing Operations Before Income Taxes	$150	$(1,938)	$(48)	$292

(2)	See Supplemental Information for a description of certain items affecting results in 2009 and 2008.

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment
Pro Forma Comparisons

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2009			Dec. 31, 2009
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Electronic and Specialty Materials	1%	(1)%	-	(15)%	(4)%	(19)%
Coatings and Infrastructure	1%	(4)%	(3)%	(16)%	(7)%	(23)%
Health and Agricultural Sciences	26%	(9)%	17%	4%	(6)%	(2)%
Performance Systems	7%	(10)%	(3)%	(18)%	(11)%	(29)%
Performance Products	16%	(15)%	1%	(12)%	(19)%	(31)%
Basic Plastics	13%	4%	17%	(3)%	(27)%	(30)%
Basic Chemicals	23%	(18)%	5%	(14)%	(28)%	(42)%
Hydrocarbons and Energy	(29)%	1%	(28)%	(25)%	(28)%	(53)%
Total	3%	(6)%	(3)%	(13)%	(17)%	(30)%

Sales by Geographic Area
Pro Forma Comparisons

			Three Months Ended		Twelve Months Ended
			Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)			2009	2008	2009	2008
Sales by geographic area
North America			$4,123	$5,066	$16,800	$25,108
Europe			4,121	4,278	15,431	24,131
Asia Pacific			2,197	1,726	7,529	8,918
Latin America			1,538	1,444	5,242	6,845
India, Middle East and Africa			487	363	1,642	1,922
Total			$12,466	$12,877	$46,644	$66,924

Sales Volume and Price by Geographic Area
Pro Forma Comparisons

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2009			Dec. 31, 2009
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(11)%	(8)%	(19)%	(18)%	(15)%	(33)%
Europe	(4)%	-	(4)%	(15)%	(21)%	(36)%
Asia Pacific	34%	(7)%	27%	(2)%	(14)%	(16)%
Latin America	21%	(14)%	7%	(2)%	(21)%	(23)%
India, Middle East and Africa	40%	(6)%	34%	3%	(18)%	(15)%
Total	3%	(6)%	(3)%	(13)%	(17)%	(30)%